Exhibit 99.1

Endurance International Group Reports 2013 Third Quarter Results

BURLINGTON, MA (December 3, 2013) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, reported financial results for the third quarter ended September 30, 2013 today.

“We’re excited to report great results for the third quarter, our first as a public company. We demonstrated strong organic revenue growth while increasing adjusted EBITDA and unlevered free cash flow. Our company’s strategy is based on two simple principles: adding more high quality subscribers to our platform and then selling our subscribers more value added solutions. During the quarter, we added over 70,000 new subscribers, bringing our year to date net new additions to 217,000. Further, we continued to increase our average revenue per subscriber (ARPS), which grew to $13.14 for the quarter,” commented Hari Ravichandran, CEO and Founder of Endurance International Group.

Third Quarter Highlights

•	Revenue increased 59% to $132.9 million compared to $83.4 million for the third quarter of 2012.

•	Adjusted EBITDA increased 36% to $50.3 million compared to $37.1 million for the third quarter of 2012.

•	Net loss was $27.0 million, or $0.28 per diluted share, compared to a net loss of $27.7 million, or $0.29 per diluted share, for the third quarter of 2012.

•	Unlevered free cash flow (UFCF) increased 48% to $43.1 million, compared to $29.2 million for the third quarter of 2012.

•	Total subscribers were approximately 3.440 million as of September 30, 2013, a sequential increase of approximately 70,000 from 3.370 million as of June 30, 2013, and a year-over-year increase of approximately 326,000 from 3.114 million as of September 30, 2012.

•	ARPS was $13.14 for the third quarter of 2013, representing a sequential increase of $0.13 from $13.01 for the second quarter of 2013, and a year-over-year increase of $0.19 from $12.95 for the third quarter of 2012.

•	Monthly recurring revenue (MRR) retention rate remained at 99%, consistent with our MRR retention rate for the second quarter of 2013 and the third quarter of 2012.

Adjusted EBITDA, UFCF and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures”.

Recent Developments

The company completed its initial public offering in October 2013, pursuant to which it sold 21,051,000 shares of common stock at an offering price of $12.00 per share, raising gross proceeds of $252.6 million. On November 25, 2013, Endurance completed a refinancing of its bank debt. Using proceeds from its initial public offering, cash on hand and incremental first lien facilities, the company repaid its $315 million second lien term loan and secured a lower effective interest rate. Following the transaction, the company’s outstanding bank debt is $1,050 million. As compared with the bifurcated term loan facility in place at September 30, 2013, the new single tranche of first lien debt is expected to lower the company’s annualized term loan interest expense by over $35 million, based on the current loan balance and new interest rates.

2013 Guidance

The company is providing fiscal year 2013 guidance as follows:

•	Adjusted Revenue of approximately $525 million

•	Adjusted EBITDA of approximately $204 million

•	UFCF of approximately $162 million

The Adjusted Revenue metric adds back $0.5 million in the fourth quarter 2013 and $7.3 million for the full year 2013 associated with purchase accounting adjustments to our GAAP revenue.

Conference Call and Webcast Information

Endurance International Group’s third quarter 2013 teleconference and webcast is scheduled to begin at 4:30 p.m. ET on Tuesday, December 3, 2013. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website at http://ir.enduranceinternational.com/.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding of past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, interest expense, which is excluded from some of our non-GAAP financial measures, has and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, amortization, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for the initial public offering and the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, amortization and change in deferred taxes. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period is valuable insight for an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus changes in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to the impact of our capital structure and prior to any accounting charges related to our acquisitions. We have substantial indebtedness primarily as a result of the December 2011 acquisition of a controlling interest in our company by investment funds and entities affiliated with Warburg Pincus and Goldman Sachs and a substantial dividend payment in November 2012. We also believe that because our business has meaningful data center and related infrastructure requirements, the level of capital expenditures required to run our business are an important factor for investors. We believe UFCF is a useful measure that captures the effects of these issues.

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions and to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting adjustments related to our acquisitions, and that including revenue from acquired subscribers in this manner provides a helpful comparison of the revenues generated from our subscribers from period to period.

Average Revenue Per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize from subscribers in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. We believe ARPS is an indicator of our ability to optimize our product and service mix and pricing, and to sell products and services to new and existing subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for fiscal year 2013 and our expectations regarding future interest expense. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group is a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online. Less than 20 years old, Endurance serves over 3.4 million subscribers through a family of brands that includes Bluehost, HostGator, Domain.com, FatCow, iPower and iPage. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs approximately 2,500 people. Endurance provides a comprehensive suite of over 150 products and services that includes web presence and mobile sites, email and e-commerce solutions, as well as more advanced offerings, such as SEO services, scalable computing, security, storage and backup, online marketing and productivity solutions.

Investor Contacts:

Blake Cunneen

Endurance International Group

ir@endurance.com

Jonathan Schaffer

The Blueshirt Group

(212) 871-3953

ir@endurance.com

Press Contacts:

Laurie Coots

Endurance International Group

(781) 852-3400

press@endurance.com

Kim Hughes

The Blueshirt Group

(415) 516-6187

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2012	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$23,245	$33,383
Restricted cash	888	1,172
Accounts receivable	5,824	6,354
Deferred tax asset—short term	12,093	15,136
Prepaid expenses and other current assets	26,093	32,553

Total current assets	68,143	88,598
Property and equipment—net	34,604	46,587
Goodwill	936,746	942,088
Other intangible assets—net	480,690	404,683
Deferred financing costs	1,481	2,572
Investment	10,227	19,396
Other assets	6,245	15,244

Total assets	$1,538,136	$1,519,168

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,007	$4,913
Accrued expenses	31,267	38,587
Deferred revenue	151,078	183,468
Current portion of notes payable	23,000	8,905
Deferred consideration—short term	52,878	26,694
Other current liabilities	5,766	6,254

Total current liabilities	271,996	268,821
Long-term deferred revenue	36,291	49,814
Notes payable—long term	1,107,000	1,189,869
Deferred tax liability—long term	27,579	29,048
Deferred consideration	24,501	1,989
Other liabilities	614	104

Total liabilities	$1,467,981	$1,539,645

Stockholders’ equity (deficit):
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 105,187,363 shares issued at December 31, 2012 and September 30, 2013; 96,774,449 and 98,393,401 outstanding at December 31, 2012 and September 30, 2013, respectively	11	11
Additional paid-in capital	509,714	510,819
Accumulated other comprehensive income	—	(24)
Accumulated deficit	(439,570)	(531,283)

Total stockholders’ equity (deficit)	70,155	(20,477)

Total liabilities and stockholders’ equity (deficit)	$1,538,136	$1,519,168

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenue	$83,353	$132,913	$175,121	$383,876
Cost of revenue	69,492	87,165	150,060	262,345

Gross profit	13,861	45,748	25,061	121,531

Operating expense:
Sales and marketing	22,600	28,932	59,158	87,231
Engineering and development	3,082	5,409	7,080	17,644
General and administrative	13,319	15,742	25,567	44,105

Total operating expense	39,001	50,083	91,805	148,980

Loss from operations	(25,140)	(4,335)	(66,744)	(27,449)

Other expense:
Interest income	14	31	18	61
Interest expense	(18,761)	(22,572)	(37,605)	(66,111)

Total other expense—net	(18,747)	(22,541)	(37,587)	(66,050)

Loss before income taxes	(43,887)	(26,876)	(104,331)	(93,499)
Income tax expense (benefit)	(16,195)	244	(37,623)	(1,427)
Equity loss (income) of unconsolidated entities, net of tax	—	(93)	—	(359)

Net loss	$(27,692)	$(27,027)	$(66,708)	$(91,713)

Comprehensive loss:
Foreign currency translation adjustments	—	(24)	—	(24)

Total comprehensive loss	$(27,692)	$(27,051)	$(66,708)	$(91,737)

Net loss per share attributable to common stockholders – basic and diluted	$(0.29)	$(0.28)	$(0.69)	$(0.94)

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders – basic and diluted	96,558,052	98,206,616	96,558,052	97,618,972

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Cash flows from operating activities:
Net loss	$(27,692)	$(27,027)	$(66,708)	$(91,713)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,610	4,803	3,985	13,070
Amortization of other intangible assets	25,699	26,467	57,272	78,781
Amortization of deferred financing costs	1,739	83	3,813	189
Amortization of net present value of deferred consideration	506	225	506	1,393
Stock-based compensation	456	366	1,485	1,105
Deferred tax (benefit) loss	(16,200)	611	(37,629)	(2,139)
(Gain) loss on sale of property and equipment	(23)	—	2	332
(Gain) loss on equity investments	—	(93)	—	(359)
Financing costs expensed	—	—	609	—
Changes in operating assets and liabilities:
Accounts receivable	(1,649)	1,528	(2,168)	(374)
Prepaid expenses and other current assets	(4,801)	(3,385)	(18,183)	(10,422)
Accounts payable and accrued expenses	3,965	2,032	6,051	4,119
Deferred revenue	26,136	10,844	93,574	44,495

Net cash provided by operating activities	9,746	16,454	42,609	38,477

Cash flows from investing activities
Business acquired in purchase transaction, net of cash acquired	(296,227)	(4,951)	(297,228)	(7,385)
Deferred consideration	3,000	(49,770)	(7,235)	(53,106)
Proceeds from sale of assets	—	—	—	23
Cash paid for minority investment	(111)	(175)	(361)	(8,935)
Purchases of property and equipment	(5,478)	(7,437)	(11,893)	(25,384)
Proceeds from sale of property and equipment	102	—	115	13
Purchases of intangible assets	—	(569)	—	(569)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	27	(577)	232	(284)

Net cash used in investing activities	(298,687)	(63,479)	(316,370)	(95,627)

Cash flows from financing activities:
Proceeds from issuance of term loan	275,000	90,000	810,000	90,000
Proceeds from borrowing of revolver	—	23,000	—	57,000
Repayment of term loan	(1,675)	(2,226)	(351,675)	(6,226)
Repayment of revolver	—	(46,000)	—	(72,000)
Payment of financing costs	(12,865)	(1,280)	(22,698)	(1,280)
Proceeds from issuance of common stock to parent	—	—	100	—
Issuance costs of series E preferred stock	(53)	—	(53)	—
Redemption of series E preferred stock	—	—	(150,000)	—
Dividends paid on series E preferred stock	—	—	(5,963)	—

Net cash provided by financing activities	260,407	63,494	279,711	67,494

Net effect of exchange rate on cash and cash equivalents	—	(70)	—	(206)

Net increase (decrease) in cash and cash equivalents	(28,534)	16,399	5,950	10,138
Cash and cash equivalents:
Beginning of period	51,437	16,984	16,953	23,245

End of period	$22,903	$33,383	$22,903	$33,383

Supplemental cash flow information:
Interest paid	$15,509	$21,796	$32,800	$69,068
Income taxes paid	$191	$260	$829	$1,350

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

The following table reflects the reconciliation of adjusted net income, adjusted EBITDA and unlevered free cash flow to net loss calculated in accordance with GAAP (unaudited; all data in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Net loss	$(27,692)	$(27,027)	$(66,708)	$(91,713)
Stock-based compensation	456	366	1,485	1,105
Amortization of long-lived assets related to acquisitions	25,699	26,467	57,272	78,781
Amortization of deferred financing costs	1,739	83	3,813	189
Changes in deferred revenue (inclusive of impact of purchase accounting)	26,136	10,844	93,574	44,495
Transaction expenses	8,186	1,523	10,399	6,387
Integration and restructuring expenses	—	8,877	—	40,157
Severance	207	69	294	69
Legal and professional expenses	—	1,275	250	4,770
Tax-affected impact of adjustments	(24,146)	(1,455)	(64,306)	(5,173)

Adjusted net income	$10,585	$21,022	$36,073	$79,067

Depreciation	1,610	4,803	3,985	13,070
Current and deferred tax benefit	7,946	2,066	26,677	3,034
Interest expense, net (net of impact of amortization of deferred financing costs)	17,008	22,458	33,774	65,861

Adjusted EBITDA	$37,149	$50,349	$100,509	$161,032

Change in operating assets and liabilities, net of acquisitions	(2,485)	175	(14,300)	(6,677)
Capital expenditures	(5,478)	(7,437)	(11,893)	(25,384)

Unlevered free cash flow	$29,186	$43,087	$74,316	$128,971

The following table reflects the reconciliation of ARPS and adjusted revenue to revenue calculated in accordance with GAAP (unaudited; all data in thousands, except ARPS data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenue	$83,353	$132,913	$175,121	$383,876
Purchase accounting adjustment	23,691	1,307	57,307	6,782
Pre-acquisition revenue from acquired properties	13,131	—	116,437	512

Adjusted revenue	$120,175	$134,220	$348,865	$391,170
Total subscribers	3,114	3,440	3,114	3,440
ARPS	$12.95	$13.14	$12.84	$13.02